UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

CYPRESSFIRST COMMENTS ON LATEST ADMISSIONS IN THIRD CYPRESS SEMICONDUCTOR DISCLOSURE

Executive Chairman Ray Bingham and Cypress Board Admit Bingham Discussed Cypress M&A Information with Chinese Government-backed Private Equity Firm

Cypress Disclosures Cynically Timed Less Than One Hour after Independent Proxy Advisory Firm Report

SAN JOSE, CA, May 30, 2017 — Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress” or “the Company”) Board of Directors, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder (collectively “CypressFirst”), today briefly commented on the latest admissions made by the Cypress Board in its May 30 Second Proxy Supplement.

T.J. Rodgers said, “In a mid-day filing with five single-spaced pages of additional facts cynically released less than one hour after a report issued by a proxy advisory firm, the Cypress Board finally admitted that executive chairman Ray Bingham has discussed inside knowledge of Cypress’s M&A activities and prospects with his other employer, Chinese government-backed private equity firm Canyon Bridge. After two lawsuits attempting to secure the truth about Mr. Bingham’s conflict of interest, and two sets of prior misleading proxy disclosures, Cypress has waited until the last minute to even begin leveling with stockholders, who should have been well informed from the very beginning of the proxy contest. By waiting until after two of the proxy advisory firms had issued their reports, Cypress knowingly caused them to base their decisions on inadequate information. We sincerely hope that the Cypress stockholders will take a close look at the new Cypress disclosures—despite the inadequacy of even this third set of disclosures—before making their voting decisions.”

The following quotes can be found in the new May 30 Second Proxy Supplement:

Ray Bingham disclosed Cypress M&A status to Canyon Bridge. The Proxy Supplement states: “In August 2016, Mr. Bingham first met with Benjamin Bin Chow, the Managing Partner of Canyon Bridge, in connection with Mr. Bingham potentially serving in an advisory role for a private equity fund that would become Canyon Bridge. Also in August 2016, during the early stages of Mr. Bingham’s discussions with Canyon Bridge, Mr. Chow informed Mr. Bingham regarding a ‘rumor flying around in China about possible M&A plays surrounding the company [Cypress].’ Mr. Bingham said, ‘Nothing happening here.’”

Rodgers explained the significance of Mr. Bingham’s reply: “Months before Mr. Bingham notified any member of the Cypress Board or management team of his Canyon Bridge activities, he was providing confidential information on the status of Cypress’s M&A activities to an outside party that was seeking acquisition opportunities in the semiconductor industry and is a potential acquirer of Cypress itself.”

Ray Bingham discussed semiconductor acquisition targets with Canyon Bridge. The Proxy Supplement states: “[O]n November 4, 2016, an investment bank, at the investment bank’s request, presented to the Cypress Board regarding the continuing consolidation in the semiconductor industry and listed a number of companies that Cypress may want to acquire. The presentation also speculated that Canyon Bridge might be one of 30 companies that could have an interest in Cypress.”

“On November 15, 2016, Mr. Bingham messaged Mr. Chow and the other prospective Canyon Bridge principals regarding potential acquisition opportunities in the semiconductor space.”

Ray Bingham disclosed the identities of Cypress customers and acquisition targets to Canyon Bridge. The Proxy Supplement states: “[O]n November 22, 2016, Mr. Bingham informed Canyon Bridge that he would be visiting certain companies in China and Japan on behalf of Cypress. During his trip, Mr. Bingham talked with Cypress employees, met with Cypress customers, visited semiconductor companies of potential interest to Cypress and met with private equity investors. Before his trip, Mr. Bingham asked his colleagues at Canyon Bridge for their advice and opinions of the various companies and investors he would be meeting with.”

Rodgers continued, “This record clearly shows that on multiple occasions Mr. Bingham provided his Canyon Bridge partners with confidential information he learned as a Cypress director. Cypress stockholders should not tolerate an executive chairman who serves two masters and is leaking highly sensitive Cypress M&A information to a competitor that is seeking to acquire semiconductor companies.”

CypressFirst urges Cypress stockholders to put a stop to this conflict of interest by voting the GOLD proxy card FOR the election of highly qualified candidates Dan McCranie and Camillo Martino.

More information about CypressFirst can be found at www.CypressFirst.com.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Laurie Connell

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

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